Exhibit 99.1
FOR IMMEDIATE RELEASE
MAY 10, 2007

Investor Contact:	Crystal C. Bell, Investor Relations Specialist
Phone: (214) 721-9407

Media Contact:	Jill McMillan, Public Relations Specialist
Phone: (214) 721-9271
CROSSTEX ENERGY REPORTS FIRST-QUARTER 2007 RESULTS
DALLAS, May 10, 2007 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported earnings for the first-quarter 2007.
First-Quarter 2007 — Crosstex Energy, L.P. Financial Results
The Partnership reported a net loss of $5.3 million in the first quarter of 2007, compared with net income of $2.0 million in the first-quarter 2006. The Partnership’s distributable cash flow in the first quarter of 2007 was $17.9 million, or 2.63 times the amount required to cover its minimum quarterly distribution of $0.25 per unit and .86 times the amount required to cover its current distribution of $0.56 per unit. Distributable cash flow was $18.7 million in the first quarter of 2006. Distributable cash flow is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net income in the tables at the end of this news release.
“The year 2007 is a building year for Crosstex because the North Texas asset base we are developing has required significant front-loaded capital investment for us, with cash flows building over time after the investment is made. As a result of this investment, we believe we will be able to sustain significant cash flow growth for many years to come; however, we are in the early stage of our cash flow growth,” said Barry E. Davis, Crosstex President and Chief Executive Officer.
The investment in North Texas assets has caused interest expense to increase to $17.3 million in the first quarter of 2007 from $8.5 million in the first quarter of 2006. The rise in interest expense is the primary reason that distributable cash flow declined from 2006. As 2007 progresses, cash flow from North Texas is expected to continue to grow rapidly, while interest expense stabilizes. In addition, the Partnership completed a $100 million private placement of equity in March 2007 that reduced debt.
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Crosstex Reports First-Quarter 2007 Earnings

“Further growth will come from the expansion of our pipeline system in North Louisiana — what we call the Red River Lateral — which began flowing gas April 1. These cash flows will supplement the cash flow growth in North Texas beginning in the second quarter,” added Davis.
First-quarter 2007 gross margin increased to $72.5 million from $58.2 million in the first-quarter 2006. Crosstex’s North Texas Pipeline and Gathering System, which were not operational in the first-quarter 2006, contributed $13.9 million to gross margin in the first-quarter 2007. Crosstex’s volumes on its North Texas Gathering System were 240 million cubic feet of gas per day (MMcf/d) in the first quarter 2007. In March 2007, North Texas Gathering System volumes were 265 MMcf/d compared with 115 MMcf/d when the company acquired the assets in June 2006, a 130% increase in nine months. The North Texas Pipeline’s throughput averaged 170 MMcf/d in the first-quarter 2007 and 215 MMcf/d in March 2007. Crosstex plans to expand the capacity of this pipeline to 375 MMcf/d in the second-quarter 2007.
Operating expenses were $27.4 million in the first quarter of 2007 compared with $22.0 million in the first-quarter 2006. The increase was primarily associated with North Texas assets placed in service after the first-quarter 2006. General and administrative expenses in the first-quarter 2007 rose to $12.0 million from $11.4 million in the first-quarter 2006 primarily due to increased stock-based compensation.
The net loss per limited partner unit in the first quarter of 2007 was $0.36 per unit versus a net loss of $0.08 per unit in the first quarter of 2006. The loss per limited partner unit was impacted by the preferential allocation of net income to the general partner of $4.2 million in the first quarter of 2007, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation increased the limited partners’ share of the net loss to $9.4 million in the quarter.
First-Quarter 2007 — Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $0.1 million for the first quarter of 2007 compared with net income of $12.8 million for the comparable period in 2006. In the first-quarter 2006, the Partnership’s Series B subordinated units converted to common units. The Corporation’s net income in the first-quarter 2006 included a $10.8 million noncash gain as a result of the conversion. The Corporation’s net loss before gain on issuance of partnership units, income taxes and interest of noncontrolling partners in the net income of the Partnership was $5.6 million in the first quarter of 2007, compared with net income of $2.0 million in the first quarter of 2006.
The Corporation’s share of Partnership distributions, including distributions on the Corporation’s 10 million participating limited partner units, its two percent general partner interest and the incentive distribution rights, was $11.5 million in the first quarter of 2007. Its share of Partnership distributions in the first quarter of 2006 was $10.4 million.
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Crosstex Reports First-Quarter 2007 Earnings

Crosstex to Hold Earnings Conference Call Today
The Partnership and the Corporation will hold their quarterly conference call to discuss first-quarter 2007 results today, May 10, at 10:00 a.m. Central Time (11:00 p.m. Eastern Time). The dial-in number for the call is 1-866-770-7129, and the passcode is “Crosstex.” Callers outside the United States should dial 1-617-213-8067, and the passcode is “Crosstex.” A live Web cast of the call can be accessed on the Investors page of Crosstex Energy’s Web site at www.crosstexenergy.com. A replay of the call can be accessed for 30 days by dialing 888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 32386573. Interested parties also can visit the Investors page of Crosstex’s Web site to listen to a replay of the call.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 200 natural gas amine-treating plants and dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2006 Department of Energy data.
Crosstex Energy, Inc. owns the two percent general partner interest, a 38 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com
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Crosstex Reports First-Quarter 2007 Earnings

Non-GAAP Financial Information
This press release contains a non-generally accepted accounting principle financial measure that we refer to as Distributable Cash Flow. Distributable Cash Flow includes earnings before noncash charges, less maintenance capital expenditures and amortization of costs of certain derivatives (puts). The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures and the amortization of put premiums. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. The puts were acquired to hedge the future price of certain natural gas liquids. The net cost of the puts is being amortized against Distributable Cash Flow over their life.
We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included among the following tables.
This press release contains forward-looking statements identified by the use of words such as “forecast,” “anticipate,” “expect” and “estimate.” These statements are based on currently available information and assumptions and expectations that the Partnership and the Corporation believe are reasonable. However, the Partnership’s and the Corporation’s assumptions and expectations are subject to a wide range of business risks, so they can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership’s and the Corporation’s results of operations and financial condition are: (1) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership’s processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (6) the Partnership may not adequately address construction and operating risks and (7) other factors discussed in the Partnership’s and the Corporation’s Form 10-K’s for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
(Tables follow)

Crosstex Reports First-Quarter 2007 Earnings

CROSSTEX ENERGY, L.P.
Selected Financial & Operating Data
(All amounts in thousands except per unit numbers)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)
Revenues
Midstream	$809,798	$802,130
Treating	16,351	14,566
Profit from Energy Trading Activities	603	423

	826,752	817,119

Cost of Gas
Midstream	751,882	756,451
Treating	2,334	2,433

	754,216	758,884

Gross Margin	72,536	58,235

Operating Expenses	27,356	21,962
General and Administrative	12,034	11,355
(Gain) Loss on Sale of Property	(850)	52
Gain on Derivatives	(3,214)	(2,159)
Depreciation and Amortization	24,986	17,050

Total	60,312	48,260

Operating Income	12,224	9,975

Interest Expense and Other	(17,278)	(8,510)

Net Income (Loss) before Minority Interest and Taxes	(5,054)	1,465

Minority Interest in Subsidiary	(19)	(80)
Income Tax Provision	(204)	(34)

Net Income (Loss) before Cumulative Effect of Accounting Change	(5,277)	1,351

Cumulative Effect of Accounting Change	—	689

Net Income (Loss)	$(5,277)	$2,040

General Partner Share of Net Income (Loss)	$4,169	$4,147

Limited Partners’ Share of Net Income (Loss)	$(9,446)	$(2,107)

Net Loss per Limited Partners’ Unit after Accounting Change:

Basic	$(0.36)	$(0.08)

Diluted	$(0.36)	$(0.08)

Weighted Average Limited Partners’ Units Outstanding:

Basic	26,643	25,550

Diluted	26,643	25,550

Crosstex Reports First-Quarter 2007 Earnings

CROSSTEX ENERGY, L.P.
Reconciliation of Net Income to Distributable Cash Flow
(All amounts in thousands except ratios and distributions per unit)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)
Net Income (Loss)	$(5,277)	$2,040
Depreciation and Amortization (1)	24,914	16,979
Stock-based Compensation	2,234	1,645
Financial Derivatives Mark-to-Market	(2,081)	224
Cumulative Effect of Accounting Change	—	(689)
Other	44	107

Cash Flow	19,834	20,306

Amortization of Put Premiums	(951)	(622)
Maintenance Capital Expenditures	(1,029)	(1,019)

Distributable Cash Flow	$17,854	$18,665

Minimum Quarterly Distribution (MQD)	$6,798	$6,773
Distributable Cash Flow/MQD	2.63	2.76
Actual Distribution	$20,839	$19,169
Distribution Coverage	0.86	0.97

Distributions Per Limited Partner Unit	$0.56	$0.53

(1)	Excludes minority interest share of depreciation and amortization of $72,000 for the three months ended March 31, 2007, and $71,000 for the three months ended March 31, 2006.

Crosstex Reports First-Quarter 2007 Earnings

CROSSTEX ENERGY, L.P.
Operating Data

	Three Months Ended
	March 31,
	2007		2006

Pipeline Throughput (MMBtu/d)
South Texas	422,000		397,000
LIG Pipeline and Marketing	795,000		606,000
North Texas	240,000	(1)	13,000
Other Midstream	171,000		166,000

Total Gathering and Transmission Volume	1,628,000		1,182,000

Natural Gas Processed (MMBtu/d)
South Louisiana	1,393,000		1,382,000
LIG System	318,000		302,000
South Texas	133,000		108,000
North Texas (2)	64,000		—

Total Gas Volumes Processed	1,908,000		1,792,000

Commercial Services Volume (MMBtu/d)	90,000		192,000

Treating Plants & Dew Point Control Plants in Service (3)	198		176

(1)	North Texas includes 170 MMBtu/d that was transported on the North Texas Pipeline that was also gathered on the North Texas Gathering system.

(2)	North Texas plants not in service until after March 31, 2006.

(3)	Treating Plants & Dew Point Control Plants in Service represents plants in service on the last day of the quarter.

Crosstex Reports First-Quarter 2007 Earnings

CROSSTEX ENERGY, INC.
Selected Financial & Operating Data
(All amounts in thousands except per share numbers)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)
Revenues
Midstream	$809,798	$802,130
Treating	16,351	14,566
Profit from Energy Trading Activities	603	423

	826,752	817,119

Cost of Gas
Midstream	751,882	755,568
Treating	2,334	2,433

	754,216	758,001

Gross Margin	72,536	59,118

Operating Expenses	27,364	21,970
General and Administrative	12,651	11,831
Gain on Derivatives	(3,214)	(2,159)
(Gain) Loss on Sale of Property	(850)	52
Depreciation and Amortization	24,997	17,069

Total	60,948	48,763

Operating Income	11,588	10,355

Interest Expense and Other	(17,140)	(8,401)

Income (Loss) before Gain on Issuance of Partnership Units, Income Taxes and Interest of Noncontrolling Partners in the Partnership’s Net Income (Loss)	(5,552)	1,954
Gain on Issuance of Units of the Partnership	—	18,955
Income Tax Provision	(255)	(9,335)
Interest of Noncontrolling Partners in the Partnership’s Net (Loss)	5,881	1,088

Net Income before Cumulative Effect of Accounting Change	74	12,662

Cumulative Effect of Accounting Change	—	170

Net Income	$74	$12,832

Net Income per Common Share before Accounting Change:

Basic Earnings per Common Share	$0.00	$0.33

Diluted Earnings per Common Share	$0.00	$0.33

Weighted Average Shares Outstanding:

Basic	45,962	38,288

Diluted	46,555	38,591

Dividends Per Common Share	$0.22	$0.20